About Canada Southern Petroleum
Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company also owns varying interests in seven Significant Discovery Licenses located in the Arctic Islands in Northern Canada. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CSPLF”, and on the Toronto Stock Exchange under the symbol “CSW”. The Company has 14,496,165 shares outstanding.
# # #
For further information, please contact:
Media
Josh Pekarsky
Longview Communications Inc.
(604) 694-6030
David Ryan
Longview Communications Inc.
(604) 694-6031
Investors
The Proxy Advisory Group, LLC
Toll free: (866) 678-1770

Exhibit (a)(9)
AMENDMENT TO
PRE-ACQUISITION AGREEMENT
AMONG
CANADIAN OIL SANDS LIMITED
- AND -
1212707 ALBERTA LTD.
- AND -
CANADA SOUTHERN PETROLEUM LTD.
DATED JUNE 18, 2006
June 29, 2006

PRE-ACQUISITION AGREEMENT AMENDMENT
          THIS PRE-ACQUISITION AGREEMENT AMENDMENT (the “Amending Agreement”), dated as of June 29, 2006 between Canadian Oil Sands Limited (“Acquiror”), 1212707 Alberta Ltd. (“Offeror”), a wholly-owned Subsidiary of Acquiror, and Canada Southern Petroleum Ltd. (the “Company”);
          WITNESSES THAT, WHEREAS the Acquiror, the Offeror, and the Company entered into the Pre-Acquisition Agreement (the “Prior Agreement”) dated as of June 18, 2006, and in accordance with the Prior Agreement, the Acquiror, through Offeror, has made the Offer to acquire all of the outstanding Common Shares together with associated rights of the Company; and
          WHEREAS the parties wish to amend the Prior Agreement as set forth in this Pre-Amending Agreement;
          NOW THEREFORE in consideration of the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which re hereby acknowledged), the parties covenant and agree as follows:
1.	INTERPRETATION

1.1	Definitions
          Unless there is something in the subject matter or context inconsistent therewith, all terms contained in this Amending Agreement which are defined in the Prior Agreement, shall, for all purposes hereof have the meanings given to such terms in the Prior Agreement as amended by this Amending Agreement.
1.2	Meaning of Agreement
          The term Agreement where used in the Prior Agreement and this Amending Agreement means the Prior Agreement as amended by this Amending Agreement.
2.	VARIATIONS TO THE OFFER

2.1	The Offer
(a)	The definition of “Purchase Consideration” in section 1.1 of the Prior Agreement is amended by replacing “U.S.$9.75” with “U.S.$11.10”.

(b)	Section 2.1(a)(ii) of the Prior Agreement is amended by replacing “U.S.$9.75” with “U.S.$11.10”.

(c)	The Offeror shall use its reasonable commercial efforts to issue and mail to Shareholders and Optionholders a notice of variation to the Offer (the “Notice of Variation”) (and the Offer as varied by the Notice of Variation is in the Agreement referred to as the “Offer”) on or before 12:00 midnight (Calgary time)

on July 3, 2006 and, in any event, shall issue and mail the Notice of Variation to Shareholders and Optionholders no later than 12:00 midnight (Calgary time) on July 5, 2006.
2.2	Conditions Precedent
(a)	The obligation of the Offeror to issue and mail the Notice of Variation as contemplated in Section 2.1(c) shall be conditional upon the following:
(i)	no event shall have occurred or circumstance shall exist which would make it impossible or impracticable to satisfy one or more of the conditions of the Offer described in Schedule 2.1(a) of the Prior Agreement; and

(ii)	each of the representations and warranties of the Company which are set out in the Agreement shall be true and correct in all material respects at the date that the Notice of Variation is proposed to be issued, other than the representations and warranties of the Company set forth in Section 6.7 of the Prior Agreement, which shall be true and correct as of the date of the Prior Agreement, and in Section 6.37 of the Prior Agreement, which shall be true and correct as of June 29, 2006, and the Company shall have complied in all material respects with each of its covenants and obligations set out in the Agreement.
(b)	The foregoing conditions in paragraph (a) are for the exclusive benefit of the Acquiror, on its own behalf and on behalf of the Offeror, and may be waived by the Acquiror, on its own behalf and on behalf of the Offeror, in whole or in part, in its sole discretion.
2.3	Company Action
(a)	The Company represents and warrants to the Offeror that the Board, after consultation with its legal and financial advisors, has unanimously determined that the Offer is fair to the Shareholders and is in the best interests of the Company and the Shareholders. Subject to Section 3.2, the Company will use its reasonable commercial efforts to issue a notice of change to the Director’s Circular and an amendment to its Schedule 14D-9 recommending that Shareholders accept the Offer (the “Directors’ Circular Notice of Change”) concurrent with the issue and mailing of the Notice of Variation by the Offeror, and in any event, the Company shall issue such Directors’ Circular Notice of Change no later than 12:00 midnight (Calgary time) on July 5, 2006.

(b)	The Company shall co-operate with the Offeror, use reasonable commercial efforts to support the Offer and provide the Offeror with a draft copy of the Directors’ Circular Notice of Change to be mailed to Shareholders prior to the mailing thereof, on a confidential basis, and shall provide the Offeror with a reasonable opportunity to review and provide any comments thereon. The

Company shall mail the Directors’ Circular Notice of Change within the time frame indicated above and the Offeror and the Company shall cooperate in attempting to jointly mail the Notice of Variation and the Directors’ Circular Notice of Change. The Company shall also file the Directors’ Circular Notice of Change on a timely basis with all applicable Regulatory Authorities. The Directors’ Circular Notice of Change will set forth in prominent type, among other things, the determinations and recommendations of the Board as set forth in Section 2.3(a) and the intention of members of the Board and officers to tender their Common Shares to the Offer. The Directors’ Circular Notice of Change shall also comply with the applicable rules governing the recommendation or solicitation by the subject company and others set forth in Rule 14d-9 and Rule 14e-2 promulgated under the U.S. Securities Exchange Act of 1934.

(c)	The Directors’ Circular Notice of Change, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with all applicable laws, including all Applicable Corporate Laws and all Applicable Securities Laws, and shall in all material respects comply with the requirements of all applicable laws.
2.4	Notice of Variation
The Offeror shall provide the Company with a draft copy of the Notice of Variation as well as any other documents in connection with the Notice of Variation to be mailed to Shareholders and Optionholders on or after the date hereof (including any notices of change or variation), prior to the mailing thereof (collectively, the “Notice of Variation Documents”), on a confidential basis, and shall provide the Company with a reasonable opportunity to review and provide comments thereon. The Offeror shall file the Notice of Variation Documents on a timely basis with the Regulatory Authorities. The Notice of Variation Documents, when filed with the Regulatory Authorities and mailed to the Shareholders, shall contain all information which is required to be included therein in accordance with any applicable law, including, without limitation, all Applicable Corporate Laws and all Applicable Securities Laws, and shall in all material respects comply with the requirements of applicable law, including all Applicable Corporate Laws and all Applicable Securities Laws.
2.5	Press Releases
Each of the parties shall issue its press release upon execution of this Amending Agreement in the forms set forth in Schedule 2.5 hereto. The parties shall consult each other with respect to any further public disclosures respecting the Agreement, the Offer or any matter related thereto.
2.6	Section 3.2(d) of the Prior Agreement
Section 3.2(d) of the Prior Agreement is amended by adding the following sentence to the end:

“Notwithstanding the above, for the period from June 30, 2006 to and including July 4, 2006 “72 hours” shall read “96 hours”.”

2.7	Section 4.1 of the Prior Agreement
               Section 4.1 of the Prior Agreement is amended by replacing all of the words after Section 4.1(f) with the following:
“the Company shall pay forthwith to the Offeror a cash amount equal to four percent (one percent of the aggregate transaction value in the case of a breach by the Company of a material representation or warranty as contemplated by Section 4.1(c)) of the aggregate transaction value contemplated by this Agreement and the Offer (and for the purposes of determining such aggregate transaction value, it shall be assumed that all of the outstanding Common Shares on a fully diluted basis are acquired pursuant to the Offer) (the “Termination Fee”).”
3.	REPRESENTATIONS AND WARRANTIES

3.1	Restatement
(a)	The representations and warranties of each of the parties contained in the Prior Agreement, other than the representations and warranties of the Company contained in Sections 6.7 and 6.37 of the Prior Agreement, are restated as of the date of this Amending Agreement as if set out in full in this Amending Agreement.

(b)	The Company hereby represents and warrants that as at June 29, 2006, the Company has in excess of $20 million in cash and cash equivalents and has no debt.
4.	OTHER

4.1	Counterparts
               This Amending Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

     In witness whereof, Acquiror, the Offeror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CANADIAN OIL SANDS LIMITED

By:	/s/ Allen R. Hagerman

Name: Allen R. Hagerman
Title: Chief Financial Officer

By:	/s/ Trudy M. Curran

Name: Trudy M. Curran
Title: General Counsel and Corporate Secretary

1212707 ALBERTA LTD.

By:	/s/ Allen R. Hagerman

Name: Allen R. Hagerman
Title: Chief Financial Officer

CANADA SOUTHERN PETROLEUM LTD.

By:	/s/ Pat C. Finnerty

Name: Pat C. Finnerty
Title: Secretary

SCHEDULE 2.5
PRESS RELEASES

FOR IMMEDIATE RELEASE
CANADA SOUTHERN PETROLEUM AGREES TO HIGHER OFFER FROM
CANADIAN OIL SANDS
Calgary, Alberta, June 30th, 2006 — The Board of Directors of Canada Southern Petroleum Ltd. (“Canada Southern” or “the Company”) (NASDAQ: CSPLF) (TSX: CSW) today announced that it has agreed to terms on a revised offer from a wholly owned subsidiary of Canadian Oil Sands Trust (“Canadian Oil Sands”) (TSX: COS.UN) under which Canadian Oil Sands will acquire all of the outstanding common shares of Canada Southern for US$11.10 per share, all cash. The revised Canadian Oil Sands offer follows a June 29th announcement by Petro-Canada (NYSE: PCZ) (TSX: PCA) that it has extended and increased the value of its original offer to US$11.00.
After receiving advice from the Company’s financial advisor, CIBC World Markets Inc., and its legal advisors, the Board unanimously recommends that shareholders accept the revised offer from Canadian Oil Sands.
If shareholders have already tendered to the revised Petro-Canada offer or the Canadian Superior Energy Inc. (TSX and AMEX: SNG) offer, the Board recommends that shareholders withdraw them immediately. For assistance in doing so, shareholders are urged to contact The Proxy Advisory Group at toll free 1-800-678-1770.
Canada Southern will issue an amendment to its Directors’ Circular regarding the revised Canadian Oil Sands offer. It will contain important information for shareholders, including the Board recommendation in favour of the Canadian Oil Sands offer. The revised Canadian Oil Sands offer remains open to 8:00 a.m. (Mountain Daylight time) on August 1, 2006, unless further extended or withdrawn.
In connection to the revised Canadian Oil Sands offer, Canada Southern will file certain materials with the United States Securities and Exchange Commission (SEC), including an amended Solicitation/Recommendation Statement on Schedule 14D-9. Shareholders are urged to read the amended Solicitation/Recommendation Statement on Schedule 14D-9 and any amendments thereto when they become available because they will contain important information. Investors can obtain a free copy of the amended Solicitation/Recommendation Statement on Schedule 14D-9 and any amendments thereto when they become available and all other filings made by Canada Southern with the SEC at the SEC’s web site at www.sec.gov. In addition, these materials may be obtained free from Canada Southern by directing a request to Canada Southern Petroleum, #250 – 706 7th Avenue S.W., Calgary, Alberta, Canada T2P 0Z1 (403) 269 7741, Attention: Corporate Secretary.

About Canada Southern Petroleum
Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company also owns varying interests in seven Significant Discovery Licenses located in the Arctic Islands in Northern Canada. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CSPLF”, and on the Toronto Stock Exchange under the symbol “CSW”. The Company has 14,496,165 shares outstanding.
# # #
For further information, please contact:
Media
Josh Pekarsky
Longview Communications Inc.
(604) 694-6030
David Ryan
Longview Communications Inc.
(604) 694-6031
Investors
The Proxy Advisory Group, LLC
Toll free: (866) 678-1770

NEWS RELEASE
For immediate release
Canadian Oil Sands
Canadian Oil Sands increases its offer for Canada Southern Petroleum Ltd. to US$11.10 cash per share
Calgary, June 30, 2006 (TSX – COS.UN) — Canadian Oil Sands Trust (the “Trust”) today announced that its wholly owned subsidiaries Canadian Oil Sands Limited and 1212707 Alberta Ltd. (“Canadian Oil Sands”) increased their offer to US$11.10 cash per common share to purchase all of the outstanding common shares of Canada Southern Petroleum Ltd. (“Canada Southern”) (NASDAQ:CSPLF / TSX:CSW). The total value of Canadian Oil Sands’ offer is approximately Cdn$186 million.
All Canada Southern shareholders tendering their common shares will receive the increased offer price. The offer remains open to 8:00 a.m. (Mountain Daylight time) on August 1, 2006, unless further extended or withdrawn. Canadian Oil Sands expects to mail a Notice of Variation for the amended offer to Canada Southern shareholders on or about July 5, 2006.
“Our offer today confirms our view that Canada Southern’s Arctic natural gas resource provides a low-cost financial hedge against the impact of significantly rising natural gas prices on our oil sands business, and that further upside exists through participation in the development of this Arctic resource,” said Canadian Oil Sands President and CEO, Marcel Coutu. “This is a unique opportunity for two reasons: long-term, future natural gas hedges of this volume, duration and cost are not available anywhere else; and secondly, this resource is mainly in the form of carried interests, which fits our business well. There is no requirement to fund initial capital or operating costs, and as such, it does not change our business or financial plan.”
On June 18, 2006 Canada Southern agreed to a friendly offer by Canadian Oil Sands to purchase all of the outstanding common shares of Canada Southern for US$9.75 per share. The agreement also provides for the payment of a “break-fee” to Canadian Oil Sands by Canada Southern of up to four per cent of the value of the offer in the event that the offer is not completed upon the occurrence of certain events.
RBC Capital Markets acted as financial advisors to Canadian Oil Sands in this transaction.
About Canada Southern Petroleum
Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company also owns varying interests in seven Significant Discovery Licenses located in the Arctic Islands in Northern Canada. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CSPLF”, and on the Toronto Stock Exchange under the symbol “CSW”. The Company has about 14 million shares outstanding.